Exhibit 99.1

FOR IMMEDIATE RELEASE

MARTIN MIDSTREAM PARTNERS L.P. ANNOUNCES
JOE N. AVERETT AS NEW
DIRECTOR TO GENERAL PARTNER BOARD

KILGORE, TX, June 25, 2010 (GlobeNewswire via COMTEX News Network) – Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP”) announces the appointment of Joe N. Averett as a new member of the board of directors of Martin Midstream GP LLC (the “General Partner”), which is the general partner of MMLP.

Before being appointed to the General Partner’s board of directors on June 21, 2010, Mr. Averett, age 67, was previously on the board of directors of Penn Virginia Corporation and Capital One Mutual Funds. He was the president and chief executive officer of Crystal Gas Storage, Inc., a provider of natural gas storage, from 1985 to 2003. Prior to joining Crystal Gas Storage, Inc., Mr. Averett was the chief financial officer of P&O Falco, Inc., and Langham Petroleum. Mr. Averett was also the treasurer and chief financing officer for the Pennzoil Company. Mr. Averett has served in Washington, D.C., as the United States Presidential Executive in the Treasury Department, Office of the Secretary, tasked with economic policy. Mr. Averett holds a BBA in finance from Texas A&M University.

Ruben Martin, President and Chief Executive Officer of the General Partner said, “We are elated with the addition of Joe to our Board. His extensive background across the oil and gas industry and previous successes growing midstream companies will greatly benefit MMLP and its unit holders.”

About Martin Midstream Partners L.P. (NASDAQ: MMLP)

Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas gathering and processing and NGL distribution services; and sulfur and sulfur-based products processing, manufacturing, marketing and distribution; marine transportation services for petroleum products and by-products.

Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.

Contact:	Joe McCreery, Head of Investor Relations, Martin Midstream Partners L.P. Phone: (903) 812-7989 joe.mccreery@martinmlp.com